EXHIBIT 99.1


WOODLAND HILLS, CA - JULY 2, 1999 - The Board of Directors of Turbodyne Technologies Inc. (EASDAQ: TRBD) announced today that it has appointed Professor Dr. Dipl.-Ing. Peter Hofbauer as Chief Executive Officer of the Company. This appointment complements and acknowledges Dr. Hofbauer's recent activities for Turbodyne as General Director, Technologies of Turbodyne Europe and as President of the Propulsion Research Institute. Dr. Hofbauer's appointment arose as a strategic consequence of his contribution to and creation of further perspectives for the Turbodyne Technology and of his standing and reputation with original equipment manufacturers and the automotive suppliers on a global scale.

Prior to joining Turbodyne, Dr. Hofbauer had dedicated twenty years of his professional career to Volkswagen AG, Wolfsburg, Germany, where for ten years he was Head of Engines and Transmissions Development. In this position he initiated, developed and put into mass production VW and Audi diesel engines, and predeveloped the new generation of diesel engines with direct injection that has become a mainstay in passenger car engines. His tenure at Volkswagen was followed by appointments as a Member of the Board of Pierburg GmbH, Neuss, Germany, KHD AG (now: Deutz Motors), Cologne, Germany and Viessmann Werke GmbH&Co, Allendorf, Germany. For his work at Viessmann he was awarded the German Federal Innovation Award and the German and the European Industry Environment Award for a flameless, emissionfree burner. Dr. Hofbauer joined Turbodyne in January of 1998.

Dr. Hofbauer holds a Master of Science in Mechanical Engineering from the Technical University in Vienna, Austria and a Doctorate in Mechanical Engineering from the RWTH Aachen, Germany. The Minister for Science and Art of Lower Saxonia, Germany, recognized his teaching achievements by appointing Dr. Peter Hofbauer as Honorary Professor in 1985.

Mr. Walter F. Ware, formerly CEO of Turbodyne, has resigned for personal reasons, but will continue to contribute his expertise to Turbodyne as a Member of the Board of Directors.

Turbodyne Systems, the Engine and Pollution Technology Division of Turbodyne, designs, develops, manufactures and markets patented pollution-reduction, fuel economy and performance enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

Turbodyne Technologies Inc. maintains offices and/or plants located in Carpinteria, La Mirada, Encinitas and Woodland Hills, California; New York, New York; Ensenada and Mexico City, Mexico; Paris France; and Frankfurt, Germany.


Contacts:


Corporate Communications: Peter Weichselbraun, (800) 566-1130


Investor Relations: Mark White, (800) 350-2031


European Operations: Peter Kitzinski, +49-69-975-44-501


                                     Page 2